   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1999



                                                      REGISTRATION NO. 333-81181

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             R&B FALCON CORPORATION
             (Exact name of Registrant as specified in its charter)

                        DELAWARE                                                 76-0544217
             (State or Other Jurisdiction of                                  (I.R.S. Employer
             Incorporation or Organization)                                  Identification No.)

                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                WAYNE K. HILLIN
                             R&B FALCON CORPORATION
                                901 THREADNEEDLE
                              HOUSTON, TEXAS 77079
                                 (281) 496-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                                 W. MARK YOUNG
                      GARDERE WYNNE SEWELL & RIGGS, L.L.P.
                           1000 LOUISIANA, SUITE 3400
                           HOUSTON, TEXAS 77002-5007
                                 (713) 308-5864
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement, as determined by market conditions.

    If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                             ---------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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


                             R&B FALCON CORPORATION


                       10,500,000 SHARES OF COMMON STOCK
                     300,000 COMMON STOCK PURCHASE WARRANTS

                             ---------------------

     The shares of common stock and the common stock purchase warrants are being offered by selling securityholders. We will not receive any of the proceeds from the sale of the shares or the warrants by the selling securityholders. We will receive proceeds from any exercise of the warrants.

                             ---------------------


     Our common stock is traded on the New York Stock Exchange (NYSE Symbol:
FLC). On November 16, 1999, the closing price of the common stock was $14.25 per share.


                             ---------------------

     You should carefully consider the risk factors commencing on page 3 before purchasing any of the common stock or warrants offered by the selling securityholders.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


               The date of this prospectus is November 19, 1999.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
The Company.................................................     3
Risk Factors................................................     3
Forward-Looking Statements..................................     6
Use of Proceeds.............................................     7
Selling Securityholders.....................................     7
Plan of Distribution........................................    10
Where You Can Find More Information.........................    12
Incorporation by Reference..................................    12
Legal Matters...............................................    12
Experts.....................................................    13

                                  THE COMPANY

     We own and operate the world's largest fleet of marine drilling rigs. Our fleet is one of the most diverse in the industry, capable of drilling in shallow to ultra-deepwater depths. We currently operate in most of the world's major offshore hydrocarbon producing regions. We believe that our fleet diversity and worldwide operations allow us to mitigate revenue and cash flow impacts associated with a major downturn in any single segment of the drilling industry or geographic region. The mailing address of our principal executive officers is 901 Threadneedle, Houston, Texas 77079, and our telephone number is (281) 496-5000.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors set forth below are generally applicable to our common stock as well as the warrants.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us described below and elsewhere in this prospectus.

DEPRESSED INDUSTRY CONDITIONS, COMBINED WITH OUR SUBSTANTIAL CAPITAL REQUIREMENTS, HAVE ADVERSELY AFFECTED OUR LIQUIDITY.


     During the first nine months of 1999, we received net proceeds of approximately $1.5 billion from the issuance of senior notes, preferred stock and the project financing for the construction of the Deepwater Nautilus. We used the proceeds to repay existing indebtedness of approximately $556.0 million and will use the remainder to acquire, construct, repair and improve drilling rigs and for general corporate purposes. Also, we are considering certain asset sales, including the Seillean and Iolair. As of September 30, 1999, we had $862.8 million of cash, cash equivalents, short-term investments and cash dedicated to capital projects.



     We have substantially completed or are currently constructing or significantly upgrading nine deepwater drilling rigs. We estimate capital expenditure commitments on these projects and other routine capital expenditures for the remainder of 1999 and 2000 to total approximately $663.0 million.



     We believe projected levels of cash flows from operations, which assumes an industry recovery in 2000, cash on hand and potential asset sales will be sufficient to satisfy our short-term and long-term working capital needs, planned investments, capital expenditures, debt, lease and other payment obligations. If we were to build excess cash balances, we will most likely use a portion of the excess to retire debt obligations.



WE ARE DEPENDENT ON THE OIL AND GAS INDUSTRY AND MARKET PRICES. DECLINES IN OIL AND GAS PRICES HAVE ADVERSELY AFFECTED OUR DAYRATES AND RIG UTILIZATION.



     Activity in the contract drilling industry and related oil service businesses has deteriorated significantly in the past year due to decreased worldwide demand for drilling rigs and related services resulting from a substantial decline in crude oil prices experienced in 1998 through the first quarter of 1999. In recent months, crude oil prices have recovered somewhat, but there can be no assurance that demand for drilling rigs and related services will increase. Our and other drilling contractor's financial condition and results of operations are dependent upon the price of oil and natural gas, as demand for our services is primarily dependent upon the level of spending by oil and gas companies for exploration, development and production activities. In late 1998 and early 1999, lower crude oil prices affected exploration and production spending, which led to significantly lower dayrates and utilization for offshore drilling companies, particularly in the U.S. Gulf of Mexico. Crude oil and natural gas prices have continued to fluctuate over the last several years. If crude oil prices decline from current levels, or a weakness in crude oil prices continued for an extended period, there could be a further deterioration in both rig utilization and dayrates.



     Utilization of our domestic jack-up fleet has declined from approximately 75% in the third quarter of 1998 to approximately 47% in the third quarter of 1999, and dayrates have declined from an average of $33,000 during the third quarter of 1998 to an average of $12,000 during the third quarter of 1999. Dayrates for our domestic barge drilling rig fleet have not declined materially, but utilization of the fleet declined from approximately 52% in the third quarter of 1998 to approximately 27% in the third quarter of 1999. As a result, we have experienced a decline in operating revenues from the first nine months of 1998 to the first nine months of 1999.



WE HAVE A SIGNIFICANT AMOUNT OF DEBT.



     We have a significant amount of debt. At September 30, 1999, our total indebtedness and preferred stock obligations were approximately $3.3 billion, which was 66% of our total book value capitalization. This substantial indebtedness will have important consequences to you. For example, it will:


     - make it more difficult for us to make our required debt payments;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future capital expenditures and working capital and other general corporate requirements;

     - potentially require us to sell assets or to terminate or suspend some of our deepwater drilling construction projects;

     - limit our flexibility in planning for, or reacting to, changes in our business and our industry;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds because of financial and other restrictive covenants governing our debt.

WE HAVE COMMITTED SIGNIFICANT RESOURCES TO THE DEEPWATER DRILLING MARKET.

     We have committed significant financial resources to the deepwater drilling market through our deepwater rig construction projects. The cost of these projects will exceed the cash flow from the contractual commitments that we have for these projects. If the deepwater market continues to weaken, we may not be able to obtain contracts for the use of the contracted rigs once the initial contracts expire, and any renewals may be at lower dayrates and for shorter terms than those in the initial contracts. For the periods during which we are obligated to use the Deepwater Frontier, we will be obligated to pay the full dayrate of $165,000 to the limited liability company that owns this rig, without regard to whether we have a customer for this rig. These developments would result in reduced cash flows and profitability, and adversely affect our results of operations.

OUR CUSTOMERS MAY SEEK TO CANCEL OR RENEGOTIATE CONTRACTS DURING DEPRESSED MARKET CONDITIONS.


     During depressed market conditions like those we are currently experiencing, a customer may no longer need a rig, or may be able to obtain a comparable rig at a lower dayrate. As a result, customers may pressure us to renegotiate the terms of existing contracts. In addition, customers may seek to avoid their obligations under existing drilling contracts. Since December 1998, customers have cancelled a number of contracts within the drilling industry, including the contract for our Jack Bates semisubmersible rig, primarily based on alleged performance breaches by the drilling contractors. Our customers for our drillship Peregrine VII and our semisubmersible Falcon 100 cancelled their contracts with us because of our late delivery of these rigs. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and results of operations.


     In April 1998, Cliffs Drilling Company (a wholly-owned subsidiary as of December 1, 1998) was awarded a contract from PDVSA Exploration and Production to drill 60 turnkey wells in Venezuela. The drilling program commenced in March 1998 and the program was expected to extend over approximately three and one-half years and was expected to utilize 7 of our land drilling rigs in Venezuela. However, during the first quarter of 1999, in response to the downturn in the market, PDVSA and Cliffs Drilling renegotiated prices for the next 14 wells to be drilled under this program. In the fourth quarter of 1999, negotiations were completed for the following seven wells to be drilled under this program at further reduced margins. As of September 30, 1999, we had completed 24 wells with 11 wells remaining to be completed. We expect to complete the remaining wells by the end of the first quarter in 2000. We no longer have a contractual commitment for the remaining 25 of the original 60 wells, and we cannot assure you that these wells will ultimately be drilled.


OUR CUSTOMERS MAY CANCEL THEIR DEEPWATER CONTRACTS IF WE EXPERIENCE OPERATIONAL PROBLEMS.

     The deepwater market requires the use of floating rigs utilizing more sophisticated technologies than those of the bottom-supported rigs that previously constituted the majority of our fleet. We and other drilling contractors have experienced problems with the new generation of subsea and related systems designed for drilling in deeper waters. If this equipment fails to function properly, the rig cannot engage in drilling operations. If we encounter these or other operational problems on our deepwater rigs, we will lose revenues, and our customers may have the right to terminate the drilling contracts. The likelihood that a customer may seek to terminate a contract for operational problems is increased during market downturns like the one we are currently experiencing. If our customers cancel some of our significant contracts, it could have a material adverse effect on our financial condition and results of operations.

OUR CONSTRUCTION AND UPGRADE PROJECTS ARE SUBJECT TO DELAYS AND COST OVERRUNS.


     Our deepwater rig construction and upgrade projects are subject to delays and cost overruns from (1) delays in equipment deliveries, (2) unforeseen engineering problems, (3) work stoppages, (4) weather interference, (5) unanticipated cost increases and (6) shortages of materials or skilled labor. Our conversion projects are particularly susceptible to cost overruns and delays due to the engineering and construction uncertainties inherent in conversion projects. The customers for our drillship Peregrine VII and semisubmersible Falcon 100 have cancelled their drilling contracts due to late delivery of these rigs. The drillship Peregrine IV has commenced operations for its customer. However, the customer has given notice to us of a claim of approximately $10.0 million for late delivery of the rig. We may also be subject to late delivery penalties under the cancelled contract for our semisubmersible Falcon 100. Any additional cost overruns or delays will adversely affect our financial condition and results of operations.


REDUCED DAYRATES RESULTING FROM COMPETITION ADVERSELY EFFECT OUR RESULTS OF OPERATIONS BECAUSE WE CANNOT SIGNIFICANTLY REDUCE OUR OPERATING COSTS.

     The marine drilling market is highly competitive and no one competitor is dominant. During periods when the supply of rigs exceeds demand, as it currently does, this competition results in significant downward pressure on the dayrates at which we can contract our rigs. Because our rig operating costs cannot be materially reduced, any reduction in dayrates adversely affects our results of operations.

WE ARE SUBJECT TO OPERATIONAL RISKS.

     Our operations are subject to the hazards inherent in the marine drilling business. These include (1) blowouts, (2) craterings, (3) fires, (4) collisions,
(5) capsizings and (6) adverse weather. These hazards could result in substantial damage to the environment, personal injury and loss of life, suspension of drilling operations or damage to property and producing formations. We may incur substantial liabilities or losses as a result of these hazards. While we maintain insurance protection against some of these risks, and seek to obtain indemnity agreements from our customers requiring the customers to hold us harmless in the event of loss of production, reservoir damage or liability for pollution that originates below the water surface, our insurance or contractual indemnity protection may not be sufficient to protect us under all circumstances or against all hazards.

WE CONDUCT TURNKEY DRILLING OPERATIONS.

     We conduct most of our drilling services under daywork drilling contracts where the customer pays for the period of time required to drill or workover a well. We expect to provide an increasing portion of our services under turnkey drilling contracts. Under turnkey drilling contracts, we contract to drill a well to a contract depth under specified conditions for a fixed price. Our risks under a turnkey drilling contract are substantially greater than on a well drilled on a daywork basis because we assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including (1) risk of blowout, (2) loss of hole, (3) stuck drill stem, (4) lost production or damage to the reservoir, (5) machinery breakdowns, (6) abnormal drilling conditions and (7) risks associated with subcontractors' services, supplies and personnel.

WE CONDUCT FOREIGN OPERATIONS.

     We currently operate our rigs worldwide. Operations outside the United States involve additional risks, including (1) war and civil disturbances, (2) general strikes, (3) regional economic downturns and (4) foreign governmental activities that may limit or disrupt markets, restrict payments or the movement of funds, impose exchange controls or cause currency devaluations, or result in the loss of contract rights or expropriation of property.

OFFSHORE DRILLING OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION.

     A number of federal, state, local and foreign laws and regulations govern our operations. These include laws and regulations that restrict the discharge of materials into the environment or otherwise relate to the protection of the environment, the safety of our personnel and vessels and other matters. Environmental laws and regulations could impose significant liability on us for damages, clean-up costs and penalties if we spill oil or other pollutants in the course of our operations. Some of these laws impose liability without regard to negligence or fault. Environmental and other laws and regulations may increase our costs of doing business, discourage our customers from exploring for oil and gas and reduce demand for our services.

THE WARRANTS ARE NOT LISTED ON ANY EXCHANGE, AND TRADING IN THE WARRANTS MAY BE LIMITED.

     The warrants are not listed on any stock exchange, and the Company is not required to list the warrants on any stock exchange. Although the warrants are eligible for trading in The PORTAL Market, trading in this market may be limited. There can be no assurance as to the liquidity of the warrants.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary" and "Risk Factors," and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

     These forward-looking statements involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include: our dependence on the oil and gas industry; the effects of recent declines in oil and gas prices; our commitment to the deepwater drilling market; the cancellation of contracts by our customers; our ability to secure adequate financing, including financing to fund our deepwater drilling program; the risks involved in our construction and upgrade projects; competition; operational risks; risks involved in turnkey operations and foreign operations; the age of our rigs; government regulation and environmental matters; our ability to integrate and realize anticipated synergies relating to the merger with Cliffs Drilling Company; our ability to achieve and execute internal business plans; and the impact of any economic downturns and inflation.

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.


                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the common stock or warrants by the selling securityholders.

     We may receive up to $99.75 million from the exercise of the warrants. We will use any net proceeds received from the exercise of the warrants for general corporate purposes.

                            SELLING SECURITYHOLDERS

     This prospectus may be used by the selling securityholders to offer and sell up to 10,500,000 shares of our common stock. All of these shares of common stock are issuable upon exercise of the warrants held by the selling securityholders. Each warrant entitles the holder to purchase 35 shares of our common stock for $9.50 per share. This prospectus also relates to the resale of the warrants by the selling securityholders. All shares and warrants, to the extent they are being offered, are being offered for the account of the following securityholders and their donees or pledgees, who we refer to in this prospectus as the selling securityholders.

     The following table sets forth information regarding the selling securityholders for whom we are registering the common stock and warrants for resale to the public, including the number of shares and warrants offered by each selling securityholder. We have no knowledge of the intentions of any selling securityholder to actually sell any of the securities listed in the table. There are no material relationships between any of the selling securityholders and our company other than as disclosed below.

                    BENEFICIAL OWNERSHIP BEFORE OFFERING(1)

                                                SHARES OF COMMON STOCK                    WARRANTS
                                            -------------------------------   --------------------------------
                                            ISSUABLE UPON
                                             EXERCISE OF    OFFERED IN THIS   OWNED PRIOR TO   OFFERED IN THIS
          SELLING SECURITYHOLDER              WARRANTS        OFFERING(2)     THIS OFFERING       OFFERING
          ----------------------            -------------   ---------------   --------------   ---------------
The 1199 Healthcare Employees Pension
Fund......................................       52,500           52,500           1,500            1,500
Aeltus Investment Management..............      525,000          525,000          15,000           15,000
American Skandia Advisors Fund, Inc., on
  behalf of its ASAF Federated High Yield
  Bond Fund...............................        9,625            9,625             275              275
American Skandia Trust, on behalf of its
  Federated High Yield Portfolio..........       26,250           26,250             750              750
Anchor Series High Yield Fund.............        3,500            3,500             100              100
Boston High Yield Cayman Unit Trust.......       61,250           61,250           1,750            1,750
The Brown and Williamson Master Retirement
  Trust...................................       21,875           21,875             625              625
The City of Memphis Retirement System.....       31,500           31,500             900              900
Constellation Energy Group................        3,500            3,500             100              100
Dallas Police and Fire Pension System.....       17,500           17,500             500              500
Detroit Edison Employees' Retirement
  Trust...................................       17,500           17,500             500              500
Donaldson Lufkin & Jenrette Security
  Corporation.............................    1,303,750        1,303,750          37,250           37,250
EA/Cayman Unit Trust -- EA/Mackay High
  Yield Cayman Unit Trust.................       73,500           73,500           2,100            2,100
Federated Core Trust, on behalf of its
  Federated High Yield Bond Fund..........       49,000           49,000           1,400            1,400
Federated High Income Bond Fund, Inc......      154,875          154,875           4,425            4,425
Federated High Yield Trust................       84,000           84,000           2,400            2,400
Federated Insurance Series, on behalf of
  its Federated High Yield Bond Fund II...        9,625            9,625             275              275
First American Investment Funds, Inc., on
  behalf of its Strategic Income Fund.....        5,250            5,250             150              150
Fortis Advantage Portfolios, Inc. -- High
  Yield Portfolio.........................       52,500           52,500           1,500            1,500
Fortis Series Fund, Inc. -- High Yield
  Series..................................       17,500           17,500             500              500
Halliburton Company.......................       17,500           17,500             500              500
The High Yield Plus Fund..................       28,000           28,000             800              800
High Yield Portfolio......................      420,000          420,000          12,000           12,000
Highbridge Capital Corporation............       44,100           44,100           1,260            1,260
Houston Firemen's Relief and Pension
  Fund....................................       43,750           43,750           1,250            1,250
LB Series Fund, Inc., High Yield
  Portfolio...............................      147,000          147,000           4,200            4,200
Loomis Sayles Bond Fund...................       98,000           98,000           2,800            2,800
Loomis Sayles High Yield Fund.............        3,500            3,500             100              100
Lutheran Brotherhood High Yield Fund......       98,000           98,000           2,800            2,800
Magnetite Asset Investors L.L.C...........      368,550          368,550          10,530           10,530

                                                SHARES OF COMMON STOCK                    WARRANTS
                                            -------------------------------   --------------------------------
                                            ISSUABLE UPON
                                             EXERCISE OF    OFFERED IN THIS   OWNED PRIOR TO   OFFERED IN THIS
          SELLING SECURITYHOLDER              WARRANTS        OFFERING(2)     THIS OFFERING       OFFERING
          ----------------------            -------------   ---------------   --------------   ---------------
The Mainstay Funds, Inc., on behalf of its
Strategic Income Fund.....................       10,150           10,150             290              290
The Mainstay Funds, on behalf of its High
  Yield Corporate Bond Fund Series........      411,075          411,075          11,745           11,745
Mainstay VP Series Fund, Inc. on behalf of
  its High Yield Corporate Bond
  Portfolio...............................      164,500          164,500           4,700            4,700
The John & Mary R. Markle Foundation......        3,500            3,500             100              100
Mason Street Funds, Inc...................        7,000            7,000             200              200
MetLife Separate Account 235..............       35,000           35,000           1,000            1,000
Metropolitan Life Loomis Sayles High
  Yield...................................        8,750            8,750             250              250
Minneapolis Teachers Retirement Fund......       26,250           26,250             750              750
Nationwide Family of Funds, on behalf of
  its Nationwide High Income Bond Fund....        1,750            1,750              50               50
Northwest Investors Trust.................      245,000          245,000           7,000            7,000
The Northwestern Mutual Life Insurance
  Company.................................      238,000          238,000           6,800            6,800
Northwestern Mutual Series Fund, Inc......       35,000           35,000           1,000            1,000
Police Officers Pension System of the City
  of Houston..............................       18,900           18,900             540              540
Raytheon Master Trust.....................       52,500           52,500           1,500            1,500
State of Connecticut Fund "F".............       61,250           61,250           1,750            1,750
SunAmerica Series Trust, on behalf of its
  Corporate Bond Portfolio................        3,500            3,500             100              100
Teachers' Retirement System of
  Louisiana...............................       17,500           17,500             500              500
The Travelers Indemnity Company...........       47,460           47,460           1,356            1,356
The Travelers Insurance Company...........       45,325           45,325           1,295            1,295
The Travelers Insurance Company, Separate
  Account SAD4............................       28,000           28,000             800              800
The Travelers Insurance Company, Separate
  Account TLAC............................        4,445            4,445             127              127
The Travelers Life and Annuity Company....        7,770            7,770             222              222
The Travelers Series High Yield Bond
  Trust...................................        7,000            7,000             200              200
Travelers Series Trust, on behalf of its
  Travelers Federated High Yield
  Portfolio...............................        2,625            2,625              75               75
United Technologies Master Retirement
  Plan....................................       70,000           70,000           2,000            2,000
University of Pittsburgh Medical Center,
  on behalf of its High Yield Account.....        1,750            1,750              50               50
Variable Investors Series Trust, on behalf
  of its High Income Bond Fund............        1,750            1,750              50               50

---------------

(1) We have not provided any information regarding the beneficial ownership of the selling securityholders after the offering because the number of shares of common stock and warrants would be zero.

(2) Assumes the exercise of all of the warrants.

     The information concerning the selling securityholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling securityholders, or their pledgees on behalf of the selling securityholders, to offer and sell up to 300,000 warrants to purchase our common stock and up to 10,500,000 shares of our common stock upon exercise of the warrants at such times and at such places as the selling securityholders choose. Donees and other transferees of the selling securityholders may also use this prospectus to offer and sell any warrants or shares of common stock that they may acquire from the selling securityholders. However, we may be required to supplement this prospectus to name these donees or other transferees as selling securityholders if they acquire more than 500 shares of common stock or warrants to purchase more than 500 shares of common stock.

     We will not receive any proceeds from the sale of the warrants or the common stock underlying the warrants through this prospectus. However, we will receive up to $99.75 million upon the exercise of the warrants. We have agreed to pay the expenses of registration of the securities offered hereby, including legal and accounting fees, but excluding underwriter's discounts and commissions, if any.

     The warrants and the common stock underlying the warrants may be sold from time to time at

     - negotiated prices,

     - fixed prices which may be changed,

     - market prices prevailing at the time of sale or

     - prices related to prevailing market prices.

     The selling securityholders may effect such transactions directly or indirectly through broker-dealers or agents

     - in privately negotiated sales in the over-the-counter market or any exchange on which the securities are listed (which, with respect to the common stock, includes the New York Stock Exchange),

     - by selling the shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the shares as agent but may position and resell the block as principal, and

     - in one or more underwritten offerings on a firm commitment or best effort basis.

     Sales of these securities may also be made pursuant to Rule 144 under the Securities Act, where applicable.

     To the extent required under the Securities Act, the following information will be set forth in an accompanying prospectus supplement:

     - the names of donees or other transferees of selling securityholders,

     - the aggregate amount of selling stockholders' shares being offered and the terms of the offering,

     - the names of any such agents, brokers, dealers, transferees or underwriters, and

     - any applicable fee or commission with respect to a particular offer.

     Each selling securityholder will be responsible for paying compensation owed by it to any underwriters, dealers, brokers or agents participating in the distribution of its warrants or shares of common stock underlying its warrants, regardless of whether such compensation is in the form of underwriting discounts, concessions, commission or fees. This compensation might be in excess of customary commissions. The aggregate proceeds to a selling securityholder from the sale of its shares offered by this prospectus will be the purchase price of such shares less any discounts or commissions.

     If selling securityholders pledge, hypothecate or grant a security interest in some or all of the warrants or the shares of common stock underlying the warrants, then the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling securityholders under this prospectus.

     A selling securityholder may also use this prospectus in the following ways:

     - to sell short, from time to time, shares of our common stock and, in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales,

     - to enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of shares of our common stock in the course of holding the positions they assume with such selling securityholder, including, without limitation, in connection with distribution of these shares by such broker-dealers,

     - to enter into option or other transactions with broker-dealers that involve the delivery of shares of our common stock to the broker-dealers, who may then resell or otherwise transfer these shares, and

     - to loan or pledge the warrants and the shares of common stock underlying the warrants to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

     The selling securityholders, any underwriter, any broker-dealer or any agent that participates with the selling securityholders in the distribution of the warrants or the shares of common stock may be deemed to be "underwriter" within the meaning of the Securities Act. As a result thereof, any discounts, commissions or concessions received by them and any profit on the resales of these securities purchased by them may be deemed to be underwriting commissions under the Securities Act.

     To comply with securities laws of certain states, if applicable, the warrants and the shares of common stock underlying the warrants will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states these securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     Rules and regulations under the Securities Exchange Act of 1934 limit the ability of anyone engaged in a distribution of our common stock or warrants to simultaneously engage in market transactions in our common stock, warrants, and other derivative securities. For example, selling stockholders must comply with Rule 10b-5 and Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales of common stock and warrants by the selling securityholders.

     Pursuant to a registration rights agreement entered into in connection with the preferred stock financing and the issuance of the warrants, we have agreed to keep the registration statement of which this prospectus is a part continuously effective until the earlier of (1) two years after the first date as of which no warrants remain outstanding or (2) if the warrants expire unexercised, the expiration date of the warrants. In this regard, we are required to supplement and/or amend the registration statement of which this prospectus is a part to supplement or change the selling securityholders and provide other information to maintain the accuracy of the disclosures in the prospectus.

     The registration rights agreement requires us to indemnify the selling securityholders, any underwriter and the respective directors, officers and controlling persons of each selling securityholder against certain liabilities in connection with the offer and sale of the warrants and the shares of common stock underlying the warrants hereunder, including under the Securities Act. Similarly, each selling securityholder is required to indemnify us and our directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the warrants and the shares of common stock underlying the warrants hereunder, including the Securities Act, to the extent that liability occurs as a result of reliance with written information furnished to us by such selling securityholder expressly for use in connection with the registration statement of which this prospectus is a part. To the extent such indemnification is prohibited, the selling securityholders and we are required to contribute to payments the parties may be required to make in respect of otherwise indemnifiable claims.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

     This prospectus constitutes a part of a registration statement we have filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Accordingly, in this prospectus, we make reference to the registration statement and to its exhibits and schedules. For further information about us and about the securities we are offering in this prospectus, you should consult the registration statement and its exhibits and schedules. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed as an exhibit to the registration statement. These statements are qualified in their entirety by these references.

                           INCORPORATION BY REFERENCE

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date hereof are incorporated by reference into and to be a part of this prospectus from the date of filing of those documents.

     We are incorporating by reference the following documents we have filed with the SEC:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998;


     - Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


     - Current Report on Form 8-K/A filed January 20, 1999, amending Current Report on Form 8-K filed December 15, 1998; and

     - Current Reports on Form 8-K filed March 16, 1999, April 19, 1999, April 21, 1999, May 20, 1999 and May 21, 1999.

     You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    R&B Falcon Corporation
    901 Threadneedle
    Houston, Texas 77079
    (281) 496-5000
    Attention: Investor Relations

                                 LEGAL MATTERS

     Legal matters with respect to the warrants and the common stock underlying the warrants offered hereby will be passed upon for us by Gardere Wynne Sewell & Riggs, L.L.P., Houston, Texas.

                                    EXPERTS





     The consolidated financial statements included in the R&B Falcon Corporation Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.



     With respect to the unaudited interim financial information for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because these reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of that Act.



     The consolidated financial statements of Cliffs Drilling Company as of December 31, 1997 and for each of the two years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent accountants, as stated in their report, which is incorporated by reference herein.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the Capital Securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.........    $27,915
Legal fees and expenses.....................................     10,000
Accountants' services.......................................     10,000
Printing, EDGAR formatting and mailing expenses.............     20,000
Miscellaneous...............................................      5,000
                                                                -------
          Total.............................................    $72,915
                                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Amended and Restated Certificate of Incorporation and Bylaws of R&B Falcon Corporation require the indemnification of directors and officers to the fullest extent permitted by law.

     Section 145 of the Delaware General Corporation Law authorizes and empowers R&B Falcon Corporation to indemnify the directors, officers, employees and agents of R&B Falcon Corporation against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his relationship with R&B Falcon Corporation, provided that such person acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of R&B Falcon Corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of
Section 145 of the General Corporation law of the State of Delaware.

     Article 6.1 of the Bylaws of R&B Falcon Corporation provides that R&B Falcon Corporation shall indemnify to the fullest extent authorized or permitted by law, any person made, or threatened to be made, a party to or otherwise involved in any action or proceeding by reason of the fact that he or she is or was a director or officer of R&B Falcon Corporation, at the request of R&B Falcon Corporation or by reason of the fact that such director or officer at the request of R&B Falcon Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *4.1            -- Warrant Agreement, including form of Warrant
         *4.2            -- Registration Rights Agreement dated April 22, 1999
                            between R&B Falcon Corporation and Donaldson Lufkin &
                            Jenrette Securities Corporation
         *5              -- Legal Opinion of Gardere Wynne Sewell & Riggs, L.L.P.
         15.1            -- Letter regarding unaudited interim financial information
         23.1            -- Consent of Arthur Andersen LLP, independent public
                            accountants
         23.2            -- Consent of Ernst & Young, LLP, independent public
                            accountants
        *23.3            -- Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5)
        *24              -- Power of Attorney (contained on signature page to the
                            Registration Statement)

---------------


* Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 19, 1999.


                                            R&B FALCON CORPORATION


                                            By:      /s/ TIM W. NAGLE

                                              ----------------------------------

                                                         Tim W. Nagle


                                                   Executive Vice President



     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                       DATE
                      ---------                                     -----                       ----

                          *                            Chairman of the Board, Chief       November 19, 1999
-----------------------------------------------------    Executive Officer and Director
                    Paul B. Loyd                         (Principal Executive Officer)

                  /s/ TIM W. NAGLE                     Executive Vice President and       November 19, 1999
-----------------------------------------------------    Chief Financial Officer
                    Tim W. Nagle                         (Principal Accounting and
                                                         Financial Officer)

                                                       Director
-----------------------------------------------------
                 Purnendu Chatterjee

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                  Steven A. Webster

                                                       Director
-----------------------------------------------------
                  Arnold L. Chavkin

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                Charles A. Donabedian

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                Douglas A.P. Hamilton

                                                       Director
-----------------------------------------------------
                 Macko A.E. Laqueur

                                                       Director
-----------------------------------------------------
                  Michael E. Porter

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                 Robert L. Sandmeyer

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                 Douglas E. Swanson

                          *                            Director                           November 19, 1999
-----------------------------------------------------
                 William R. Ziegler

                 * /s/ TIM W. NAGLE
-----------------------------------------------------
           Tim W. Nagle, Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *4.1            -- Warrant Agreement, including form of Warrant
         *4.2            -- Registration Rights Agreement dated April 22, 1999
                            between R&B Falcon Corporation and Donaldson Lufkin &
                            Jenrette Securities Corporation
         *5              -- Legal Opinion of Gardere Wynne Sewell & Riggs, L.L.P.
         15.1            -- Letter regarding unaudited interim financial information
         23.1            -- Consent of Arthur Andersen LLP, independent public
                            accountants
         23.2            -- Consent of Ernst & Young, LLP, independent public
                            accountants
        *23.3            -- Consent of Gardere Wynne Sewell & Riggs, L.L.P. (included in Exhibit 5)
        *24              -- Power of Attorney (contained on signature page to the
                            Registration Statement)


---------------


     * Previously filed